                                                                   EXHIBIT 23(b)

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Registration Statement of COMSAT Corporation on Form S-4 of our report dated August 20, 1993, relating to the consolidated financial statements of Radiation Systems, Inc., appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement, and to the incorporation by reference in this Registration Statement of our report dated August 20, 1993, appearing in the Annual Report on Form 10-K of Radiation Systems, Inc. for the year ended June 30, 1993 (as amended by Amendment Nos. 1, 2 and 3 thereto) and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE
Washington, D.C.

May 2, 1994